                               Filed pursuant to Rule 424(b)(3) and Rule 424(c) Registration Statement No. 333-43127

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 16, 1998)

                            _______________________

     This Prospectus Supplement supplements the Prospectus dated January 16, 1998 (the "Prospectus") relating to the resale of up to 3,255,731 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") by certain stockholders of the Company, which Prospectus was filed as part of the Company's Registration Statement on Form S-3 No. 333-43127.

                                _______________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (JANUARY 16, 1998). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                                _______________

          The date of this Prospectus Supplement is February 25, 1998.

     In connection with the following transfers by certain Selling Stockholders named in the Prospectus of a portion of their shares of Common Stock of the Company, this Prospectus Supplement updates certain information contained in the "Selling Stockholders" and "Plan of Distribution" sections of the Prospectus:
(i) Malcolm Glyn to his wife, Liliana Glyn (and the subsequent transfer from Liliana Glyn to Butterfield Trust (Guernsey) Limited, a trust of which Liliana Glyn is a beneficiary); (ii) Mark Turek to his wife, Tamara Turek; (iii) Terence White to his wife, Sonia Jane White; (iv) Owen Williams to his wife, Fiona Williams; and (v) Timothy Durston to his wife, Rowena Durston. Each of the Selling Stockholders named in the accompanying Prospectus who effected such a transfer is referred to in this Prospectus Supplement as a "Transferor" and each of the foregoing transferees is referred to in this Prospectus Supplement as a "Transferee." Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated January 16, 1998 and the information incorporated therein by reference.

     The following table amends and restates the information set forth in the table in the "Selling Stockholders" section of the Prospectus with respect to the Transferors and adds the following information to such table with respect to the Transferees.




                                       SHARES BENEFICIALLY OWNED BEFORE THIS
                                       OFFERING AND OFFERED PURSUANT TO THIS
 SELLING STOCKHOLDERS                  PROSPECTUS (AS SUPPLEMENTED HEREBY)
-----------------------                -----------------------------------

Timothy Durston                                5,340
Rowena Durston                                 4,500(1)
Malcolm Glyn                                  16,582
Liliana Glyn                                  13,000(1)
Butterfield Trust                             20,000(1)
 (Guernsey) Limited
Mark Turek                                     2,706
Tamara Turek                                   2,214(1)
Terence White                                  2,420
Sonia Jane White                               2,500(1)
Owen Williams                                  2,420
Fiona Williams                                 2,500(1)

---------------
(1) Includes as Shares Beneficially Owned before this Offering the shares of Common Stock transferred to such Transferee, directly or indirectly, from the Transferors.

     All of the Selling Stockholders acquired his, her or its shares of Common Stock offered pursuant to the Prospectus (as supplemented hereby) directly or indirectly (as a Transferee directly or indirectly from a Transferor) in connection with the Acquisition described in the accompanying Prospectus dated January 16, 1998 under "Recent Developments." Each Selling Stockholder (other than the Transferees) represented to the Company in connection with such Acquisition that such Selling Stockholder was acquiring his, her or its shares of Common Stock in connection with the Acquisition without any present intention of effecting a distribution of those shares.

     The number of shares of Common Stock beneficially owned and offered pursuant to the Prospectus (as supplemented hereby) by each Selling Stockholder (other than the shares of Common Stock owned and offered by each Transferee) as set forth in the table under "Selling Stockholders" in the Prospectus, as updated by this Prospectus Supplement, includes shares of the Company's Common Stock held in escrow for the account of such Selling Stockholder to cover any reimbursable claims under certain of the transactional documents related to the Acquisition.

                                      S-3